Exhibit (a)(5)(i)

For Immediate Release: NR 17-●

GOLDCORP COMMENCES OFFER FOR OUTSTANDING SHARES OF EXETER –

DEPOSIT PERIOD NEWS RELEASE

Vancouver, B.C., April 20, 2017: Exeter Resource Corporation (NYSE-MKT: XRA, TSX: XRC, Frankfurt: EXB) (“Exeter” or the “Company”) and Goldcorp Inc. (NYSE: GG, TSX: G) (“Goldcorp”) are pleased to announce that Goldcorp has formally commenced an offer (the “Offer”) to the shareholders of Exeter to acquire all of the issued and outstanding common shares of Exeter (the “Exeter Shares”) in exchange for common shares of Goldcorp (“Goldcorp Shares”). Holders of Exeter Shares that accept the Offer will receive 0.12 of a Goldcorp Share in exchange for each Exeter Share acquired by Goldcorp under the Offer.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON MAY 26, 2017 UNLESS THE OFFER IS ABRIDGED, EXTENDED OR WITHDRAWN BY GOLDCORP.

Exeter has determined, and hereby states that the initial deposit period for the Offer shall be for 36 days commencing on April 20, 2017, the date of the Offer, and this news release constitutes a “deposit period news release”, as defined under National Instrument 62-104 Take-Over Bids and Issuer Bids.

Goldcorp will mail the Offer and take-over bid circular dated April 20, 2017, and the accompanying letter of transmittal and notice of guaranteed delivery (collectively, the “Offer Documents”) to Exeter’s shareholders (the “Exeter Shareholders”) and other persons who are entitled to receive these documents under applicable law. The board of directors of Exeter (the “Exeter Board”) will also mail to Exeter Shareholders a directors’ circular, also dated April 20, 2017.

The Exeter Board, on the unanimous recommendation of its Special Committee, has unanimously approved Goldcorp’s acquisition of Exeter pursuant to the Offer and has unanimously recommended that Exeter Shareholders tender their shares to the Offer. All of the directors and officers of Exeter, representing approximately 11% of Exeter’s outstanding shares have agreed to tender to the Offer. The recommendation of the Exeter Board and Special Committee is supported by fairness opinions provided by each of Scotiabank and Paradigm Capital Inc.

In connection with the Offer, Goldcorp and Exeter have entered into an amended and restated support agreement made as of April 19, 2017, whereby, the parties amended and restated the arrangement agreement dated March 28, 2017 in its entirety to provide for the acquisition by Goldcorp of all of the issued and outstanding Exeter Shares pursuant to the Offer and which Exeter agreed to support the Offer. Successful completion of the Offer is subject to a number of conditions, including:

1.	Exeter Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Exeter Shares that would represent at least 66 2⁄3% of the total number of outstanding Exeter Shares on a fully diluted basis. This condition can be waived by the Goldcorp.

2.	Exeter Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Exeter Shares that would represent more than 50% of the total number of outstanding Exeter Shares. This condition cannot be waived by Goldcorp.

3.	The Support Agreement shall not have been terminated in accordance with its terms.

4.	There not having occurred, prior to the Expiry Date, a Material Adverse Effect with respect to Exeter.

The full details of the Offer are set out in the take-over bid circular and accompanying offer documents (collectively, the “Offer Documents”), which Goldcorp has filed with the Canadian securities regulatory authorities and are available on SEDAR at sedar.com under Exeter’s profile. Concurrently, Goldcorp has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-10 (the “Registration Statement”), which contains a prospectus relating to the Offer (the “Prospectus”), a tender offer statement on Schedule TO (the “Schedule TO”). Exeter has filed with the SEC a Schedule 14D-9 related to the Offer and Exeter’s directors’ circular dated April 20, 2017. Materials filed with the SEC are available electronically without charge at the SEC’s website at www.sec.gov. Goldcorp mailed the Offer Documents and Exeter mailed its directors’ circular to Exeter’s shareholders, registered holders of convertible securities and other persons who are entitled to receive, those documents under applicable laws.

This news release is not a substitute for the Offer Documents, the Prospectus, the Registration Statement, the Schedule TO or the Schedule 14D-9. EXETER SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION ABOUT GOLDCORP, EXETER AND THE OFFER.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Goldcorp or Exeter. The securities registered pursuant to the Registration Statement are not offered in any jurisdiction in which such offer is not permitted.

About Exeter Resource Corporation:

Exeter is a Canadian mineral exploration company focused on the exploration and development of the Caspiche project in Chile. Caspiche is well located in Chile’s Maricunga district, which has good infrastructure and is in close proximity to other large scale mining operations and projects in development.

About Goldcorp:

Goldcorp is a senior gold producer focused on responsible mining practices with safe, low-cost production from a high-quality portfolio of mines. For further information about Goldcorp, please visit their website at www.goldcorp.com.

On behalf of Exeter Resource Corporation

Mr. Wendell M. Zerb, P. Geol

President and Chief Executive Officer

For further information, please contact: Wendell Zerb, CEO or Rob Grey, VP Corporate Communications Tel: 604.688.9592 Fax: 604.688.9532 Toll-free: 1.888.688.9592	Suite 1660, 999 West Hastings St. Vancouver, BC Canada V6C 2W2 exeter@exeterresource.com

Or the Information Agent, Kingsdale Advisors:

The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X

1E2

North American Toll Free Phone: 1-866-851-2743

Outside North America, Banks and Brokers Call Collect: 416-867-2271

E-mail: contactus@kingsdaleadvisors.com

Safe Harbour Statement – This news release contains “forward-looking information” and “forward-looking statements” (together, the “forward-looking statements”) within the meaning of applicable securities laws and the United States Private Securities Litigation Reform Act of 1995, including in relation to management’s assessment of the benefits to shareholders of the proposed transaction with Goldcorp, anticipated mailing and meeting days, timing for completion of the transaction, the Company’s belief as to the potential significance of water discovered and the potential to utilize the desalinated water secured under option, the timing and completion of a new preliminary economic assessment or other studies for the advancement of Caspiche, including a production decision on the oxide project, the potential to establish new opportunities for the advancement of Caspiche, results from the 2014 PEA including estimated annual production rates, capital and production costs or expected changes to such costs, water and power requirements and metallurgical recoveries, expected taxation rates, potential for securing water rights and adequate water and potential approval of water extraction, potential for reduced power costs, potential to acquire new projects and expected cash reserves. These forward-looking statements are made as of the date of this news release. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the future circumstances, outcomes or results anticipated in or implied by such forward-looking statements will occur or that plans, intentions or expectations upon which the forward-looking statements are based will occur. While the Company has based these forward-looking statements on its expectations about future events as at the date that such statements were prepared, the statements are not a guarantee that such future events will occur and are subject to risks, uncertainties, assumptions and other factors which could cause events or outcomes to differ materially from those expressed or implied by such forward-looking statements. Such factors and assumptions include, among others, the receipt of all shareholder and regulatory approvals, no undue delays with respect to the transaction, effects of general economic conditions, the price of gold, silver and copper, changing foreign exchange rates and actions by government authorities, uncertainties associated with negotiations and misjudgments in the course of preparing forward-looking information. In addition, there are known and unknown risk factors which could cause the Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Known risk factors include risks associated with failure to complete the transaction, project development; including risks associated with the failure to satisfy the requirements of the Company’s agreement with Anglo American on its Caspiche project which could result in loss of title; the need for additional financing; operational risks associated with mining and mineral processing; risks associated with metallurgical recoveries, risks associated with operating in areas subject to drought conditions and scarcity of available water sources, power availability and changes in legislation affecting the use of those resources; fluctuations in metal prices; title matters; uncertainty and risks associated with the legal challenge to the easement secured from the Chilean government; uncertainties and risks related to carrying on business in foreign countries; environmental liability claims and insurance; reliance on key personnel; the potential for conflicts of interest among certain officers, directors or promoters of the Company with certain other projects; the absence of dividends; currency fluctuations; competition; dilution; the volatility of the Company’s common share price and volume; tax consequences to U.S. investors; and other risks and uncertainties, including those described herein and in the Company’s Annual Information Form for the financial year ended December 31, 2016 dated March 24, 2017 filed with the Canadian Securities Administrators and available at www.sedar.com and filed with the SEC as part of the Company’s annual report on Form 40-F available at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company is under no obligation to update or alter any forward-looking statements except as required under applicable securities laws.

Cautionary Note to United States Investors - Exeter is required to describe mineral resources associated with its properties utilizing Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) definitions of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” are defined in and are required to be disclosed pursuant to Canadian regulations; however, these terms are not defined terms under the United States Securities and Exchange Commission’s Industry Guide 7 and normally are not permitted to be used in reports and other documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 compliant mineral reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report mineralization that does not constitute “mineral reserves” by SEC Industry Guide 7 standards as in place tonnage and grade, without reference to unit measures. Accordingly, information contained in this press release or referenced herein containing descriptions of mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder, including SEC Industry Guide 7.

NEITHER THE TSX NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE